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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
March 22, 2017
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The Walt Disney Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11605 (Commission File Number)	95-4545390 (IRS Employer Identification No.)

500 South Buena Vista Street
Burbank, California 91521
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (818) 560-1000

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

(e)    On March 22, 2017, the Company amended the Amended and Restated Employment Agreement with Robert A. Iger dated as of October 6, 2011, as previously amended (the “Agreement”), to extend the period during which Mr. Iger would remain employed with the Company and serve as Chairman and Chief Executive Officer from June 30, 2018 to July 2, 2019. Except as described below, the remaining terms of the Agreement remain unchanged.

The amendment provides that Mr. Iger’s annual compensation for the extended employment period will be determined on the same basis as his annual compensation for fiscal 2016. Specifically, in addition to his annual salary, which remains unchanged, the amendment states that the target annual incentive under the Company’s Management Incentive Bonus Program and the target equity award value for fiscal year 2019 will be the same as those that apply for fiscal year 2016. The terms of any equity grants made for fiscal 2019 will be on the same terms and conditions as would have applied to the grants made in fiscal 2018.

Pursuant to the amendment, if Mr. Iger remains in the Company’s employment until July 2, 2019 (the “Expiration Date”), Mr. Iger will receive a cash bonus of five million dollars in addition to an award for fiscal 2019 under the Company’s Management Incentive Bonus Program as described above. Following the termination of his employment at the Expiration Date, to enable the Company to have access to Mr. Iger’s unique skills, knowledge and experience with regard to the media and entertainment business, Mr. Iger will serve as a consultant to the Company for a period of three years following the Expiration Date (the “Consulting Period”). In this capacity, Mr. Iger will provide assistance, up to certain specified monthly and annual maximum time commitments, on such matters as his successor as Chief Executive Officer may request from time to time. In consideration of his consulting services, Mr. Iger will receive a quarterly fee of $500,000 for each of the first 8 quarters during the Consulting Period and $250,000 for each of the last four quarters of the Consulting Period. For the three years following termination of employment, the Company will also provide Mr. Iger with the same security services (other than the personal use of a Company provided aircraft) as it has made available to him as Chief Executive Officer.
If Mr. Iger’s employment terminates prior to the Expiration Date other than due to his voluntary resignation or a termination by the Company for cause, generally subject to the conditions otherwise applicable under such Agreement to the provision of certain conditional benefits, the Company will be obligated to provide him the compensation described above, and Mr. Iger’s consulting obligations to the Company will commence at the date of such termination.

In October 2014, Mr. Iger was granted the opportunity to receive an additional cash retention bonus (the “Growth Incentive Retention Bonus”) tied to the Company’s cumulative adjusted operating income over the five-year period ending at the end of fiscal year 2018 (“COI”). The terms of the Growth Incentive Retention Bonus reserved to the Board the right to make adjustments in respect of COI to the extent that acquisitions and divestitures would affect the award opportunity presented or could otherwise create an unintended incentive or disincentive with respect to Mr. Iger’s decisions in regard to the operations of the Company (the “Adjustment Provision”). The Company has made several acquisitions since granting the Growth Incentive Retention Bonus, and has made additional commitments with respect to its ownership interest in Hulu, that have had, and are projected to continue to have, a net adverse impact on COI over the applicable performance period.

The effect of these acquisitions, as well as the additional commitments to Hulu, was reviewed by the Board and the Compensation Committee in connection with the discussions regarding the extension of Mr. Iger’s employment. While the additional commitments to Hulu did not literally result in an acquisition of any additional asset, the Compensation Committee and the Board have concluded that the decisions regarding such commitments presented the same disincentives as were intended to be addressed by the Adjustment Provision. Accordingly, the Compensation Committee and the Board have determined that the Agreement should be interpreted such that the Adjustment Provision applies to such Hulu commitments in the same manner as it applies to acquisitions of new interests in third party businesses and has determined that it will make such adjustments as it deems appropriate in respect of the applicable acquisitions and the Hulu commitments.

The amendment of Mr. Iger’s agreement is attached as Exhibit 10.1 to this Report and is incorporated herein by reference.

Item 9.01 Exhibits

Exhibit 10.1	Amendment dated March 22, 2017 to the Amended and Restated Employment Agreement, dated as of October 6, 2011, between the Company and Robert A. Iger.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Walt Disney Company

By:	/s/ Roger J. Patterson
Roger J. Patterson
Associate General Counsel and Assistant Secretary
Registered In-House Counsel
Dated: March 23, 2017

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